Exhibit 23.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No.2 to Form S-1 of Franklin Hill Acquisition Corporation of our report dated March 31, 2017 relating to the financial statements as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from December 11, 2015 (date of inception) to December 31, 2015 appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

KCCW Accountancy Corp.

Alhambra, California

June 9, 2017

KCCW Accountancy Corp.

430 S. Garfield Ave., #489, Alhambra, CA 91801, USA

Tel: +1 626 282 4101 • Fax: +1 626 529 1580 • info@kccwcpa.com